Exhibit 99.1

IP Strategy Regains Compliance with Nasdaq Continued Listing Standards

GIG HARBOR, Wash., May 14, 2026 (GLOBE NEWSWIRE) -- IP Strategy Holdings, Inc. (Nasdaq: IPST) (the “Company” or “IP Strategy”) today announced that it received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) dated May 11, 2026 stating that the Nasdaq Hearing Panel (the “Panel”) has determined the Company has regained compliance with Nasdaq’s continued listing standards, including the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the Panel’s determination pursuant to Nasdaq Rule 5815(d)(4)(B). The Company views the Panel’s determination as an important step in maintaining its Nasdaq listing and continued engagement with the investment community.
About IP Strategy
IP Strategy Holdings, Inc. (Nasdaq: IPST) is the first Nasdaq-listed company to hold $IP tokens as a primary reserve asset and operate a validator for the Story Blockchain. The Company provides public market investors broad exposure to the $80 trillion programmable intellectual property economy in a regulated equity format. IP Strategy’s treasury reserve of $IP tokens provides direct participation in the Story ecosystem, which enables on-chain registration, licensing, and monetization of intellectual property.
Forward Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, but are not limited to, the Company’s expectations about its continued compliance with Nasdaq’s listing standards, including the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) and the one-year Panel monitoring period.
Any forward-looking statements in this press release are based on IP Strategy’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the volatility of the Company’s common stock and any correlation between the Company’s stock price and the price of $IP tokens or any correlation between the Company’s stock price and activity or projects within the Story ecosystem, the legal, commercial, regulatory and technical uncertainty regarding digital assets generally, and expectations with respect to future performance and growth. These and other risks concerning the Company’s programs and operations are described in additional detail in its ]latest annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and any other subsequent filings with the Securities and Exchange Commission. The Company explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.
Investor Contact
ir@ipstrategy.co